Exhibit 99.1
News Release

AMH Reports Fourth Quarter and Full Year 2022 Financial and Operating Results
22% Increase in Quarterly Distribution
LAS VEGAS, Feb. 23, 2023—AMH (NYSE: AMH) (the “Company”), a leading owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter and full year ended December 31, 2022.
Highlights
•Rents and other single-family property revenues increased 12.7% year-over-year to $380.9 million for the fourth quarter of 2022.
•Net income attributable to common shareholders totaled $87.5 million, or $0.25 per diluted share, for the fourth quarter of 2022, compared to $48.1 million, or $0.14 per diluted share, for the fourth quarter of 2021.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 6.7% year-over-year to $0.40 per FFO share and unit for the fourth quarter of 2022 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 5.2% year-over-year to $0.35 per FFO share and unit for the fourth quarter of 2022.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 5.7% year-over-year for the fourth quarter of 2022.
•Achieved Same-Home Average Occupied Days Percentage of 97.0% in the fourth quarter of 2022, while generating 8.5% rental rate growth on new leases.
•Delivered a total of 701 high-quality and energy efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the fourth quarter of 2022.
•Raised common share dividend by 22% to $0.22 in the first quarter of 2023.
•Agreed to expand strategic joint venture with institutional investors advised by J.P. Morgan Asset Management, which is focused on constructing and operating newly built rental homes, up to approximately $900 million to take advantage of incremental land and development opportunities.
“We closed out 2022 with another strong year of impressive operating results and continue to experience strong demand into the start of 2023,” stated David Singelyn, AMH’s Chief Executive Officer. “From a bigger picture, I’m deeply proud of the accomplishments and maturation of our organization, which are embodied in our recent rebranding from American Homes 4 Rent to AMH. Our new simplified name represents a commitment to continued innovation, which has been the driving force behind our technology-focused operating platform, flexible balance sheet and one-of-a-kind internal development program. As we head into 2023, the newly rebranded AMH platform is well positioned for both resiliency during these uncertain economic times and long-term consistent value creation.”
Fourth Quarter 2022 Financial Results
Net income attributable to common shareholders totaled $87.5 million, or $0.25 per diluted share, for the fourth quarter of 2022, compared to $48.1 million, or $0.14 per diluted share, for the fourth quarter of 2021. This increase was primarily due to a larger number of occupied properties resulting from growth in the Company’s portfolio, higher rental rates and higher net gains on property sales.
Rents and other single-family property revenues increased 12.7% to $380.9 million for the fourth quarter of 2022, compared to $338.1 million for the fourth quarter of 2021. Revenue growth was driven by an increase in our average occupied portfolio which grew to 55,513 homes for the fourth quarter of 2022, compared to 53,385 homes for the fourth quarter of 2021, as well as higher rental rates.

Core NOI from our total portfolio increased 12.5% to $216.4 million for the fourth quarter of 2022, compared to $192.4 million for the fourth quarter of 2021. This growth was driven by a 13.3% increase in core revenues resulting from a larger number of occupied properties and higher rental rates, partially offset by a 14.9% increase in core property operating expenses primarily driven by a year-to-date true up related to 2022 property tax bills that were received in the fourth quarter for our Texas properties.
For the Company’s Same-Home portfolio, core revenues increased 7.3% to $272.9 million for the fourth quarter of 2022, compared to $254.3 million for the fourth quarter of 2021, which was driven by an 8.3% increase in Average Monthly Realized Rent per property, partially offset by a 70 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 10.5% to $95.6 million for the fourth quarter of 2022, compared to $86.6 million for the fourth quarter of 2021 primarily driven by a year-to-date true up related to 2022 property tax bills that were received in the fourth quarter for our Texas properties. As a result, Core NOI from Same-Home properties increased 5.7% to $177.2 million for the fourth quarter of 2022, compared to $167.7 million for the fourth quarter of 2021.
Core FFO attributable to common share and unit holders was $160.5 million, or $0.40 per FFO share and unit, for the fourth quarter of 2022, compared to $143.9 million, or $0.37 per FFO share and unit, for the fourth quarter of 2021. Adjusted FFO attributable to common share and unit holders was $143.8 million, or $0.35 per FFO share and unit, for the fourth quarter of 2022, compared to $130.8 million, or $0.34 per FFO share and unit, for the fourth quarter of 2021. These improvements were primarily attributable to a larger number of occupied properties associated with growth in the Company’s portfolio and higher rental rates.
Full Year 2022 Financial Results
Net income attributable to common shareholders totaled $250.8 million, or $0.71 per diluted share, for the year ended December 31, 2022, compared to $135.3 million, or $0.41 per diluted share, for the year ended December 31, 2021. This increase was primarily due to a larger number of occupied properties resulting from growth in the Company’s portfolio, higher rental rates and lower uncollectible rents, as well as higher net gains on property sales.
Rents and other single-family property revenues increased 14.3% to $1.5 billion for the year ended December 31, 2022, compared to $1.3 billion for the year ended December 31, 2021. Revenue growth was driven by an increase in our average occupied portfolio which grew to 54,847 homes for the year ended December 31, 2022, compared to 52,542 homes for the year ended December 31, 2021, as well as higher rental rates and lower uncollectible rents.
Core NOI from our total portfolio increased 15.3% to $829.6 million for the year ended December 31, 2022, compared to $719.8 million for the year ended December 31, 2021. This growth was driven by a 14.4% increase in core revenues resulting from a larger number of occupied properties, higher rental rates and lower uncollectible rents, partially offset by a 13.0% increase in core property operating expenses.
For the Company’s Same-Home portfolio, rents from single-family properties increased 7.6% to $1.1 billion for the year ended December 31, 2022, compared to $979.9 million for the year ended December 31, 2021, which was driven by an 8.0% increase in Average Monthly Realized Rent per property, partially offset by a 30 basis point decrease in Average Occupied Days Percentage. This growth was further benefited by approximately (i) 20 basis points of contribution from higher fees and (ii) 70 basis points from lower uncollectible rents, which resulted in 8.5% growth in core revenues from Same-Home properties. Core property operating expenses from Same-Home properties increased 7.4% to $370.1 million for the year ended December 31, 2022, compared to $344.5 million for the year ended December 31, 2021. As a result, Core NOI from Same-Home properties increased 9.1% to $694.6 million for the year ended December 31, 2022, compared to $636.8 million for the year ended December 31, 2021.
Core FFO attributable to common share and unit holders was $618.8 million, or $1.54 per FFO share and unit, for the year ended December 31, 2022, compared to $514.6 million, or $1.36 per FFO share and unit, for the year ended December 31,

2021. Adjusted FFO attributable to common share and unit holders was $550.5 million, or $1.37 per FFO share and unit, for the year ended December 31, 2022, compared to $459.1 million, or $1.22 per FFO share and unit, for the year ended December 31, 2021. These improvements were primarily attributable to a larger number of occupied properties associated with growth in the Company’s portfolio, higher rental rates and lower uncollectible rents.
Portfolio
Average Occupied Days Percentage was 95.8% for the fourth quarter of 2022, compared to 95.7% for the third quarter of 2022.
Investments
As of December 31, 2022, the Company’s wholly-owned portfolio consisted of 58,993 homes, compared to 58,961 homes as of September 30, 2022, an increase of 32 homes during the fourth quarter of 2022, which included 415 newly constructed homes delivered through our AMH Development Program and 74 homes acquired through our National Builder Program and traditional acquisition channel, partially offset by 457 homes sold to third parties. During the fourth quarter of 2022, we developed an additional 286 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 701 total program deliveries through our AMH Development Program. As of December 31, 2022, the Company had 1,115 properties held for sale and 2,540 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
As of December 31, 2022, the Company had cash and cash equivalents of $69.2 million and had total outstanding debt of $4.6 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.0% and a weighted-average term to maturity of 12.1 years. The Company had $130.0 million of outstanding borrowings on its $1.25 billion revolving credit facility. Additionally, the Company has no debt maturities, other than recurring principal amortization, until 2024. During the fourth quarter of 2022, the Company generated $70.6 million of Retained Cash Flow (defined below) and sold 457 properties generating $128.9 million of net proceeds.
In January 2023, the Company issued and physically settled the remaining 8,000,000 Class A common shares available under the January 2022 forward sale agreements, receiving net proceeds of $298.4 million, which was partially used to pay down the Company’s outstanding borrowings on its revolving credit facility at that time.
Sustainability Update
During the fourth quarter of 2022, the Company continued to make great progress across its sustainability programs, including installing solar panels on three amenity centers and developing our first build to rent community with solar improvements on all homes.
Hurricane and Winter Storm Update
Hurricane Ian impacted certain properties in our Florida and Carolinas markets during the third quarter of 2022 at which time the Company recorded a $6.1 million net hurricane-related charge, consisting of the Company’s insurance deductible and estimated minor repair and remediation costs on properties not subject to the Company’s insurance claim. Through the end of 2022, the Company had no material changes to estimates or damages while continuing to repair homes and work through insurance settlements.
Additionally, during the fourth quarter of 2022, Winter Storm Elliott caused freeze related damages to certain properties across the Company’s portfolio. These damages are expected to be covered under the Company’s property and casualty insurance programs, subject to a $0.2 million deductible which was recorded as a net charge during the fourth quarter of 2022.

2023 Guidance
Set forth below are the Company’s current expectations with respect to full year 2023 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2023 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated joint ventures, (ii) acquisition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2023 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2023
Core FFO attributable to common share and unit holders		$1.58 - $1.64
Core FFO attributable to common share and unit holders growth		2.5% - 6.5%

Same-Home
Core revenues growth		5.00% - 7.00%
Core property operating expenses growth		8.75% - 10.75%
Core NOI growth		3.00% - 5.00%

Full Year 2023
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,775 - 1,925	$600 - $700 million
Wholly owned land and development pipeline	—	$100 - $150 million
Pro rata share of JV and Property Enhancing Capex	—	$100 - $150 million
Total capital investment (wholly owned and pro rata JV)	1,775 - 1,925	$0.8 - $1.0 billion
Total gross capital investment (JVs at 100%)	2,200 - 2,400	$1.0 - $1.2 billion
Full Year 2023 Guidance Commentary
Operating Outlook:
•Same-Home core revenues growth reflects expectation for a continued strong demand and occupancy environment, along with moderating rental rate growth.
•Same-Home core property operating expenses growth reflects (1) expectation for continued elevated 2023 property tax growth between 8.00% and 10.00% reflecting backwards looking historically strong home price appreciation and (2) 9.50% to 11.50% growth in all other core property operating expenses, excluding property taxes, reflecting the general inflationary environment, a historically challenging property insurance market and certain investments into our industry-leading property management platform. Given the timing of the Company’s 2022 property tax accruals, 2023 property tax growth is expected to be higher during the first three quarters of 2023, normalizing on a full year basis into the Company’s expected guidance range.
Investment Program:
•The Company’s acquisition programs currently remain on hold given capital market uncertainty and potentially improving future investment opportunities. Until market conditions change, the Company’s current 2023 outlook does not contemplate any material acquisition activity.
•Investment program outlook contemplates continued consistent growth from the Company’s internal AMH Development Program, which is expected to deliver between 2,200 to 2,400 total program deliveries during 2023.

Reconciliation of Core FFO attributable to common share and unit holders from 2022 to 2023 Guidance Midpoint

Per FFO Share and Unit
2022 Core FFO attributable to common share and unit holders	$1.54

Same-Home Core NOI	0.08
Non-Same-Home Core NOI (1)	0.09
Disposition program	(0.01)
General and administrative expense and amortization of IT software assets (2)	(0.02)
Financing costs (share count and interest) (3)	(0.07)

2023 Core FFO attributable to common share and unit holders - Guidance Midpoint	$1.61
2023 Core FFO attributable to common share and unit holders growth - Guidance Midpoint	4.5%
(1)Core FFO growth from Non-Same-Home Core NOI includes (i) contribution from existing properties not included in the Company’s 2023 Same-Home portfolio, including 2022 wholly-owned property additions, and (ii) contribution from 2023 wholly-owned property additions.
(2)General and administrative expense and amortization of IT software assets increase reflects (i) general inflationary environment and (ii) investments into certain corporate initiatives and IT systems supporting our industry-leading property management platform.
(3)Financing costs (share count and interest) change primarily reflects full year impact of 2022 financing activities.
Additional Information
A copy of the Company’s Fourth Quarter 2022 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, February 24, 2023 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter and full year ended December 31, 2022 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, March 10, 2023 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13735808#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
American Homes 4 Rent (NYSE: AMH), which does business as AMH, is a leading single-family property owner, leasing operator and build-to-rent developer. We’re an internally managed Maryland real estate investment trust (REIT) focused on acquiring, developing, renovating, leasing and managing homes as rental properties. Our goal is to simplify the experience of leasing a home and deliver peace of mind to households across the country.
In recent years, we’ve been named one of Fortune’s 2022 Best Workplaces in Real Estate™, a 2023 Great Place to Work®, a 2022 Top U.S. Homebuilder by Builder100, one of America’s Most Responsible Companies 2023 and America’s Most Trusted Companies 2022 by Newsweek and Statista Inc., and a Top ESG Regional Performer by Sustainalytics. As of December 31, 2022, we owned nearly 59,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P., and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.

Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our 2023 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in the Company’s subsequent filings with the SEC.

AMH
Consolidated Balance Sheets
(Amounts in thousands, except share data)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Single-family properties:
Land	$2,197,233	$2,062,039
Buildings and improvements	10,127,891	9,258,387
Single-family properties in operation	12,325,124	11,320,426
Less: accumulated depreciation	(2,386,452)	(2,072,933)
Single-family properties in operation, net	9,938,672	9,247,493
Single-family properties under development and development land	1,187,221	882,159
Single-family properties held for sale, net	198,716	114,907
Total real estate assets, net	11,324,609	10,244,559
Cash and cash equivalents	69,155	48,198
Restricted cash	148,805	143,569
Rent and other receivables	47,752	41,587
Escrow deposits, prepaid expenses and other assets	331,446	216,625
Investments in unconsolidated joint ventures	107,347	121,950
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,279	120,279
Total assets	$12,175,059	$10,962,433

Liabilities
Revolving credit facility	$130,000	$350,000
Asset-backed securitizations, net	1,890,842	1,908,346
Unsecured senior notes, net	2,495,156	1,622,132
Accounts payable and accrued expenses	484,403	343,526
Total liabilities	5,000,401	4,224,004

Commitments and contingencies

Equity
Shareholders' equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 352,881,826 and 337,362,716 shares issued and outstanding at December 31, 2022 and 2021, respectively)	3,529	3,374
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at December 31, 2022 and 2021)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 and 15,400,000 shares issued and outstanding at December 31, 2022 and 2021, respectively)	92	154
Additional paid-in capital	6,931,819	6,492,933
Accumulated deficit	(440,791)	(438,710)
Accumulated other comprehensive income	1,332	1,814
Total shareholders' equity	6,495,987	6,059,571
Noncontrolling interest	678,671	678,858
Total equity	7,174,658	6,738,429

Total liabilities and equity	$12,175,059	$10,962,433

AMH
Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Rents and other single-family property revenues	$380,926	$338,092	$1,490,534	$1,303,882

Expenses:
Property operating expenses	137,113	120,239	552,091	490,205
Property management expenses	28,157	26,188	112,698	96,865
General and administrative expense	14,942	15,799	68,057	56,444
Interest expense	36,249	28,263	134,871	114,893
Acquisition and other transaction costs	5,338	4,656	23,452	15,749
Depreciation and amortization	112,843	97,166	426,531	372,848
Hurricane-related charges, net	—	—	6,133	—
Total expenses	334,642	292,311	1,323,833	1,147,004

Gain on sale and impairment of single-family properties and other, net	57,407	13,295	136,459	49,696
Other income and expense, net	100	2,247	6,865	3,985

Net income	103,791	61,323	310,025	210,559

Noncontrolling interest	12,768	7,455	36,887	21,467
Dividends on preferred shares	3,486	5,763	17,081	37,923
Redemption of perpetual preferred shares	—	—	5,276	15,879

Net income attributable to common shareholders	$87,537	$48,105	$250,781	$135,290

Weighted-average common shares outstanding:
Basic	353,857,902	336,014,151	349,290,848	324,245,168
Diluted	354,185,629	336,600,433	349,787,092	325,518,291

Net income attributable to common shareholders per share:
Basic	$0.25	$0.14	$0.72	$0.42
Diluted	$0.25	$0.14	$0.71	$0.41

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale, identified for future sale, or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Fourth Quarter 2022 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Fourth Quarter 2022 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated partnerships and joint ventures to reflect FFO on the same basis.
Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.

FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.

Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.

FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months and the years ended December 31, 2022 and 2021 (amounts in thousands, except share and per share data):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$87,537	$48,105	$250,781	$135,290
Adjustments:
Noncontrolling interests in the Operating Partnership	12,768	7,455	36,887	21,467
Gain on sale and impairment of single-family properties and other, net	(57,407)	(13,295)	(136,459)	(49,696)
Adjustments for unconsolidated joint ventures	466	319	344	1,873
Depreciation and amortization	112,843	97,166	426,531	372,848
Less: depreciation and amortization of non-real estate assets	(3,710)	(2,864)	(13,358)	(11,151)
FFO attributable to common share and unit holders	$152,497	$136,886	$564,726	$470,631
Adjustments:
Acquisition, other transaction costs and other	5,338	4,656	23,452	15,749
Noncash share-based compensation - general and administrative	1,966	1,639	15,318	9,361
Noncash share-based compensation - property management	715	726	3,861	3,004
Hurricane-related charges, net	—	—	6,133	—
Redemption of perpetual preferred shares	—	—	5,276	15,879
Core FFO attributable to common share and unit holders	$160,516	$143,907	$618,766	$514,624
Recurring Capital Expenditures	(16,020)	(12,345)	(65,636)	(52,134)
Leasing costs	(718)	(750)	(2,586)	(3,422)
Adjusted FFO attributable to common share and unit holders	$143,778	$130,812	$550,544	$459,068
Common distributions	(73,132)	(39,003)	(289,854)	(151,062)
Retained Cash Flow	$70,646	$91,809	$260,690	$308,006

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.38	$0.35	$1.41	$1.25
Core FFO attributable to common share and unit holders	$0.40	$0.37	$1.54	$1.36
Adjusted FFO attributable to common share and unit holders	$0.35	$0.34	$1.37	$1.22

Weighted-average FFO shares and units:
Common shares outstanding	353,857,902	336,014,151	349,290,848	324,245,168
Share-based compensation plan and forward sale equity contracts (1)	674,400	1,017,328	906,762	1,617,640
Operating partnership units	51,376,980	51,376,980	51,376,980	51,447,939
Total weighted-average FFO shares and units	405,909,282	388,408,459	401,574,590	377,310,747
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options and the dilutive effect of forward sale equity contracts under the treasury stock method.

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) gain or loss on early extinguishment of debt, (2) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three months and the years ended December 31, 2022 and 2021 (amounts in thousands):

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$380,926	$338,092	$1,490,534	$1,303,882
Tenant charge-backs	(45,183)	(41,772)	(202,606)	(178,304)
Core revenues	335,743	296,320	1,287,928	1,125,578
Less: Non-Same-Home core revenues	62,866	42,026	223,179	144,316
Same-Home core revenues	$272,877	$254,294	$1,064,749	$981,262

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$137,113	$120,239	$552,091	$490,205
Property management expenses	28,157	26,188	112,698	96,865
Noncash share-based compensation - property management	(715)	(726)	(3,861)	(3,004)
Expenses reimbursed by tenant charge-backs	(45,183)	(41,772)	(202,606)	(178,304)
Core property operating expenses	119,372	103,929	458,322	405,762
Less: Non-Same-Home core property operating expenses	23,733	17,375	88,205	61,272
Same-Home core property operating expenses	$95,639	$86,554	$370,117	$344,490

Core NOI and Same-Home Core NOI
Net income	$103,791	$61,323	$310,025	$210,559
Hurricane-related charges, net	—	—	6,133	—
Gain on sale and impairment of single-family properties and other, net	(57,407)	(13,295)	(136,459)	(49,696)
Depreciation and amortization	112,843	97,166	426,531	372,848
Acquisition and other transaction costs	5,338	4,656	23,452	15,749
Noncash share-based compensation - property management	715	726	3,861	3,004
Interest expense	36,249	28,263	134,871	114,893
General and administrative expense	14,942	15,799	68,057	56,444
Other income and expense, net	(100)	(2,247)	(6,865)	(3,985)
Core NOI	216,371	192,391	829,606	719,816
Less: Non-Same-Home Core NOI	39,133	24,651	134,974	83,044
Same-Home Core NOI	$177,238	$167,740	$694,632	$636,772

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com